Filed Pursuant to Rule 433

Registration Statement No. 333-219695

Dated May 29, 2019

ILLINOIS TOOL WORKS INC.

Pricing Term Sheet

May 29, 2019

Issuer:	Illinois Tool Works Inc.

Format:	SEC Registered

Ranking:	Senior Unsecured Notes

Size:	€600,000,000	€500,000,000	€500,000,000

Price to Public:	99.662%	99.343%	98.982%

Maturity Date:	December 5, 2024	December 5, 2027	June 5, 2031

Interest Rate:	0.250%	0.625%	1.000%

Yield to Maturity:	0.312%	0.705%	1.091%

Spread to Benchmark Security:	+86.3 basis points	+103.1 basis points	+126.5 basis points

Benchmark Security:	DBR 1% due August 2024	DBR 0.5% due August 2027	DBR 0.25% due February 2029

Benchmark Security Price:	108.220	106.882	104.160

Spread to Mid-Swap:	+35 basis points	+48 basis points	+58 basis points

Mid-Swap Yield:	-0.038%	0.225%	0.511%

Net Proceeds to Issuer (after underwriting discount but before expenses):	€596,172,000	€494,715,000	€492,660,000

Use of Proceeds:	Repay short-term indebtedness under commercial paper program and general corporate purposes.

Interest Payment Date:	December 5 of each year, commencing December 5, 2019	December 5 of each year, commencing December 5, 2019	June 5 of each year, commencing June 5, 2020

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:

Prior to September 5, 2024, at any time at a discount rate of Comparable Government Bond plus 15 basis points.

On or after September 5, 2024, at any time at par.

At any time at par if certain events occur involving changes in United States taxation.

Prior to September 5, 2027, at any time at a discount rate of Comparable Government Bond plus 20 basis points.

On or after September 5, 2027, at any time at par.

At any time at par if certain events occur involving changes in United States taxation.

Prior to March 5, 2031, at any time at a discount rate of Comparable Government Bond plus 20 basis points.

On or after March 5, 2031, at any time at par.

At any time at par if certain events occur involving changes in United States taxation.

Trade Date:	May 29, 2019

Expected Ratings*:	A2/A+ (Moody’s/S&P; Stable/Stable)

Expected Listing:	NYSE

Settlement Date:	June 5, 2019 (T+5)

Denominations:	€100,000 x €1,000

ISIN; Common Code:	XS1843435253; 184343525	XS1843435170; 184343517	XS1843434793; 184343479

CUSIP:	452308AY5	452308AZ2	452308BA6

Governing Law:	Illinois

Joint Book-Running Managers:	Citigroup Global Markets Limited J.P. Morgan Securities plc Barclays Bank PLC Commerzbank Aktiengesellschaft HSBC Bank plc Société Générale

Co-Managers:

Danske Bank A/S

Goldman Sachs & Co. LLC

ING Bank N.V., Belgian Branch

Mizuho International plc

Wells Fargo Securities, LLC

ANZ Securities, Inc.

Bank of Montreal, London Branch

Loop Capital Markets LLC

U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “Commission”) for the offering to which this pricing term sheet relates. This offering will be made only by means of a prospectus and preliminary prospectus supplement. The information in this pricing term sheet supersedes the information contained in the prospectus and preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the prospectus and preliminary prospectus supplement.

Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and preliminary prospectus supplement may be obtained by contacting Citigroup Global Markets Limited by telephone toll-free at +1-800-831-9146 or J.P. Morgan Securities plc by telephone collect at +44-207-134-2468.

* Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.